Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 29, 2014 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2014. Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2014	2013	% change
Total revenues	$3,142,585	$2,994,267	5.0%
Net revenues:
Transportation
Truckload	$269,837	$268,604	0.5%
LTL	60,138	58,491	2.8%
Intermodal	8,940	9,101	-1.8%
Ocean	43,612	42,488	2.6%
Air	17,454	16,768	4.1%
Customs	9,332	8,606	8.4%
Other logistics services	18,566	17,194	8.0%

Total transportation	427,879	421,252	1.6%
Sourcing	26,846	31,846	-15.7%
Payment Services	2,510	2,624	-4.3%

Total net revenues	457,235	455,722	0.3%
Operating expenses	300,264	287,016	4.6%

Income from operations	156,971	168,706	-7.0%
Net income	$93,187	$103,343	-9.8%

Diluted EPS	$0.63	$0.64	-1.6%

Our total net revenues decreased through the first two months of 2014 compared to the first two months of 2013. Our total net revenues increased significantly in March 2014 compared to March 2013 primarily due to growth in North American truckload net revenues.

Our truckload net revenues increased 0.5 percent in the first quarter of 2014 compared to the first quarter of 2013. Our truckload volumes increased approximately four percent in the first quarter of 2014 compared to the first quarter of 2013. Our North American truckload volumes increased approximately three percent. Volume growth was impacted by the capacity constraints caused by the many weather events across North America during the first quarter of 2014. Our truckload net revenue margin decreased in the first quarter of 2014 compared to the first quarter of 2013, due primarily to increased cost per mile. In North America, excluding

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C.H. Robinson Worldwide, Inc.

April 29, 2014

the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately 10 percent in the first quarter of 2014 compared to the first quarter of 2013. In North America, our truckload transportation costs increased approximately 12 percent, excluding the estimated impacts of the change in fuel.

Our less-than-truckload (“LTL”) net revenues increased 2.8 percent in the first quarter of 2014 compared to the first quarter of 2013. Our LTL net revenue growth rate slowed in the first quarter of 2014 compared to the first quarter of 2013 partially as a result of weather related issues. LTL net revenue margin decreased slightly in the first quarter of 2014 compared to the first quarter of 2013, primarily due to carrier price increases.

Our intermodal net revenues decreased 1.8 percent in the first quarter of 2014 compared to the first quarter of 2013. This was primarily due to a decline in volume partially offset by an increase in net revenue margin.

Our ocean transportation net revenues increased 2.6 percent in the first quarter of 2014 compared to the first quarter of 2013. This increase in net revenues was primarily due to volume increases partially offset by a decrease in net revenue margin, which was driven by market volatility and strong competition.

Our air transportation net revenues increased 4.1 percent in the first quarter of 2014 compared to the first quarter of 2013. This increase was primarily due to an increase in net revenue margin and increased volumes.

Our customs net revenues increased 8.4 percent in the first quarter of 2014 compared to the first quarter of 2013. This increase was primarily due to higher transaction volumes.

Other logistics services net revenues, which include transportation management services, warehousing, and small parcel, increased 8.0 percent in the first quarter of 2014 compared to the first quarter of 2013. This increase was primarily due to increases in both warehousing and management services.

Sourcing net revenues decreased 15.7 percent in the first quarter of 2014 compared to the first quarter of 2013. We continued to experience volume and net revenue declines from a large customer. We expect the revenue declines with this large customer to continue throughout 2014. Sourcing net revenue margins declined due to weather, a lack of product availability with some key commodities, and market volatility.

For the first quarter, operating expenses increased 4.6 percent to $300.3 million in 2014 from $287.0 million in 2013. Operating expenses as a percentage of net revenues increased to 65.7 percent in 2014 from 63.0 percent in 2013.

For the first quarter, personnel expenses increased 3.6 percent to $220.3 million in 2014 from $212.6 million in 2013. This was due to an increase in our average headcount of approximately six percent, partially offset by declines in expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability.

For the first quarter, other selling, general, and administrative expenses increased 7.5 percent to $80.0 million in 2014 from $74.4 million in 2013. This change was primarily driven by an increase in our allowance for bad debt.

For the first quarter, investment and other (expense) income was an expense of $6.1 million in 2014 compared to an expense of $60,000 in the first quarter of 2013. The increase was primarily driven by the interest expense on our notes payable, issued during the third quarter of 2013 and used to fund the accelerated share repurchase agreements.

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C.H. Robinson Worldwide, Inc.

April 29, 2014

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of 282 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 63,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2014 Earnings Conference Call

Wednesday, April 30, 2014, 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. If time permits, we will accept live questions. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-0844

Callers should reference the conference ID, which is 4676571

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on May 2: 800-406-7325; passcode: 4676571#

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C.H. Robinson Worldwide, Inc.

April 29, 2014

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2014	2013
Revenues:
Transportation	$2,803,704	$2,603,182
Sourcing	335,808	387,852
Payment Services	3,073	3,233

Total revenues	3,142,585	2,994,267

Costs and expenses:
Purchased transportation and related services	2,375,825	2,181,930
Purchased products sourced for resale	308,962	356,006
Purchased payment services	563	609
Personnel expenses	220,297	212,645
Other selling, general, and administrative expenses	79,967	74,371

Total costs and expenses	2,985,614	2,825,561

Income from operations	156,971	168,706

Investment and other (expense) income	(6,131)	(60)

Income before provision for income taxes	150,840	168,646
Provision for income taxes	57,653	65,303

Net income	$93,187	$103,343

Net income per share (basic)	$0.63	$0.64
Net income per share (diluted)	$0.63	$0.64
Weighted average shares outstanding (basic)	148,517	160,637
Weighted average shares outstanding (diluted)	149,008	160,690

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C.H. Robinson Worldwide, Inc.

April 29, 2014

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$142,813	$162,047
Receivables, net	1,612,034	1,449,581
Other current assets	68,235	52,857

Total current assets	1,823,082	1,664,485
Property and equipment, net	163,957	160,703
Intangible and other assets	973,129	977,630

Total Assets	$2,960,168	$2,802,818

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$843,061	$755,007
Accrued compensation	46,576	85,247
Income taxes	44,905	11,681
Other accrued expenses	35,947	43,046
Current portion of debt	410,000	375,000

Total current liabilities	1,380,489	1,269,981
Noncurrent income taxes payable	20,583	21,584
Deferred tax liabilities	76,587	70,618
Long-term debt	500,000	500,000
Other long term liabilities	912	911

Total liabilities	1,978,571	1,863,094
Total stockholders’ investment	981,597	939,724

Total liabilities and stockholders’ investment	$2,960,168	$2,802,818

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C.H. Robinson Worldwide, Inc.

April 29, 2014

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2014	2013
Operating activities:
Net income	$93,187	$103,343
Stock-based compensation	4,793	5,115
Depreciation and amortization	14,549	13,807
Provision for doubtful accounts	6,270	2,293
Deferred income taxes	6,757	27,303
Other	(1,476)	40
Changes in operating elements:
Receivables	(168,723)	(74,267)
Prepaid expenses and other	(16,286)	(12,158)
Other non-current assets	201	—
Accounts payable and outstanding checks	88,052	51,238
Accrued compensation and profit-sharing contribution	(38,008)	(49,920)
Accrued income taxes	32,223	(111,805)
Other accrued liabilities	(7,099)	(13,039)

Net cash provided by (used for) operating activities	14,440	(58,050)
Investing activities:
Purchases of property and equipment	(11,124)	(8,745)
Purchases and development of software	(1,471)	(1,432)
Other	268	43

Net cash used for investing activities	(12,327)	(10,134)
Financing activities:
Borrowings on line of credit	1,225,000	1,008,000
Repayments on line of credit	(1,190,000)	(871,017)
Payment of contingent purchase price	—	(927)
Net repurchases of common stock	(8,264)	(84,510)
Excess tax benefit on stock-based compensation	4,253	23,554
Cash dividends	(52,420)	(56,473)

Net cash (used for) provided by financing activities	(21,431)	18,627
Effect of exchange rates on cash	84	(562)

Net change in cash and cash equivalents	(19,234)	(50,119)
Cash and cash equivalents, beginning of period	162,047	210,019

Cash and cash equivalents, end of period	$142,813	$159,900

	As of March 31,
	2014	2013
Operational Data:
Employees	11,703	11,144
Branches	282	276

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